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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 6 to the registration statement of Form N-1A (the "Registration Statement") of our report dated May 8, 1998, relating to the financial statments and financial highlights of Dean Witter Limited Term Municipal Trust, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Experts" in such Statements of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.


/s/ Price Waterhouse LLP
-------------------------
PRICE WATERHOUSE LLP

1177 Avenue of the Americas
New York, New York 10036
June 29, 1998